Exhibit 10.15

Execution Version

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•] (the “Effective Date”), by and among Goldman Sachs Asset Management, L.P., a Delaware limited partnership (“Provider”), Goldman Sachs Renewable Power LLC, a limited liability company organized under the laws of the State of Delaware (“GSRP”), MN8 Energy, Inc., a Delaware corporation (“GSRP Holdings”), Goldman Sachs Renewable Power Operating Company LLC, a Delaware limited liability company (“OpCo” and, together with GSRP and GSRP Holdings, the “Recipients”). Each of the foregoing is sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, the business of the Recipients has historically been externally managed by Provider; and

WHEREAS, on May 18, 2022, Provider, the Recipients, and GSAM Holdings II LLC, a Delaware limited liability company, entered into that certain Internalization Agreement (the “Internalization Agreement”), which provides, among other things, upon the terms and subject to the conditions thereof, for the execution and delivery of this Agreement, whereby Provider shall provide, or cause to be provided, to the Recipients certain transitional services with respect to the business of the Recipients (the “Business”) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in the Internalization Agreement, it is hereby agreed as follows:

1. Defined Terms; Interpretation and Rules of Construction.

(a) Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given them in the Internalization Agreement.

(b) Pursuant to this Agreement, Provider shall use commercially reasonable efforts to provide or cause to be provided to the Recipients certain services. For convenience, the services to be provided hereunder are referred to herein in the singular as a “Service” and collectively as the “Services”.

2. Services.

(a) Subject to the terms and conditions of this Agreement, Provider shall use commercially reasonable efforts to provide, or cause to be provided, to the Recipients the Services described in Exhibit A.

(b) Exhibit A identifies, in the “Service Sub-Category” column, (i) Provider’s personnel (the “Provider Representatives”) who will be responsible for coordinating with the Recipients the provision of Services under this Agreement and (ii) the Recipients’ personnel (the “Recipient Representatives”, and together with the Provider Representatives, collectively the “Representatives”) who will be Provider’s primary points of contact for the Provider Representatives to perform the Services under this Agreement. If an update to the Representatives identified on Exhibit A is necessary prior to the termination of this Agreement, the Party requiring such update shall provide the other Parties with prior written notice of such update, which notice shall include the name and contact information of any new and/or replacement Representative(s).

(c) The Recipients acknowledge that Provider shall have the right to cause third-party subcontractors (“Third-Party Providers”) to provide all or part of any of the Services hereunder; provided, that (i) Provider shall in all cases remain responsible for the provision of the Services to be performed by any Third-Party Provider, (ii) each Third-Party Provider is subject to confidentiality provisions at least reasonably equivalent to those set forth herein and (iii) Provider shall use the same degree of care in selecting any such Third-Party Provider as it would if such Third-Party Provider was being retained to provide similar services to Provider and the use of such Third-Party Provider shall not result in any greater expense to any Recipient than would have accrued had Provider contracted for such services on its own behalf.

3. Cooperation.

(a) Provider hereby appoints Anthony Mirabile and the Recipients appoint Patrick McAlpine (each, a “Relationship Manager”) to supervise, coordinate, and manage the performance by such Party under this Agreement. Each Party shall have the right to replace the individual acting as its Relationship Manager upon prior written notice to the other Party with another person. The Relationship Managers shall operate as the main interface between Provider and the Recipients, and each Relationship Manager shall be responsible for identifying the appropriate individuals within Provider or the Recipients, whichever is applicable, who shall provide information and documentation in order for the Parties to perform their respective obligations hereunder. The Parties shall cooperate with each other in good faith in all matters relating to the provision and receipt of the Services. The Relationship Managers shall meet periodically during the term of the Agreement, but in no event less than once a month, to discuss the Services, any concerns with the Services, and to receive updates on the Recipients’ progress towards transitioning off of the Services.

(b) In providing the Services and performing its other obligations hereunder, under no circumstances shall Provider be required to (i) maintain the employment of any specific employee, (ii) pay any costs related to the transfer or conversion of the Recipients’ data to Provider or any alternate supplier of Services, or (iii) act as guarantor or third party to any agreements transferred to the Recipients that are required for the Services. Provider shall not be obligated to provide any Service in violation of Applicable Law or that Provider’s independent auditors reasonably conclude will result in material deficiencies with Provider’s internal financial controls in connection with the keeping of its financial books and records or the preparation of its financial statements. Subject to Section 6(a), Provider shall use commercially reasonable efforts to obtain any necessary consents, licenses or approvals of any Third-Party Provider of any products or services required to be used in providing the Services pursuant to this Agreement (“Third-Party Products and Services”), at the Recipients’ sole cost and expense. The Recipients understand and agree that provision of any Services requiring the use of any Third-Party Products and Services shall be subject to receipt of any necessary consents, licenses or approvals of the applicable Third-Party Providers and that the provision of the Third-Party Products and Services will be subject to the terms and conditions under the applicable agreements with the Third-Party Providers.

(c) All intellectual property (i) owned by Provider or any Third Party Provider prior to the Effective Date or (ii) conceived, developed, authored, or created by Provider or any Third Party Provider outside of this Agreement during the performance of the Services to be provided to the Recipients, and used by them in connection with the provision of Services (for the sake of clarity, excluding any such items being the property of the Recipients that are provided by the Recipients to Provider to facilitate Provider’s provision of the Services to the Recipients) (the “Provider Intellectual Property”) hereunder shall remain the property of Provider or the Third Party Provider, as applicable, and shall at all times be under the sole direction and control of Provider or such Third Party Provider. Provider hereby grants, and shall cause the Third Party Provider to grant, a worldwide, non-exclusive, irrevocable, perpetual, royalty-free, transferrable and sublicensable (through multiple tiers) license under the Provider Intellectual Property that is specifically and exclusively developed for Recipients for its Use in the current Business of the GSRP Entities and any Permitted Business Sector. Use shall mean the rights to (i) make, use, sell, offer to sell, and import any apparatus, method and system in the event that Provider Intellectual Property are rights that fall under patent law, (ii) reproduce, prepare derivative works, distribute, perform, and display any works of authorship in the event that Provider Intellectual Property are rights that fall under copyright law, and make, use, sell, offer to sell, import, export, market, copy, reproduce, preparte derivative works, distribute, perform and display in the event that Provider Intellectual Property are rights that fall within any other intellectual property.

4. Period of Time During which Services will be Provided.

(a) Unless this Agreement is terminated earlier and notwithstanding an Extension Term as set forth in this Section 4(a), Provider shall provide each Service through and including the respective end date specified for such Service on Exhibit A (in each case, an “End Date”). The Recipients may, upon no less than thirty (30) days’ prior written notice to Provider, request to extend an End Date by the applicable period set forth on Exhibit A (the “Extension Term”). If the Recipients (or the Parties, as applicable) extend an End Date as set forth in this Section 4(a), then the Service Fees with respect to such extended Service will automatically be increased by 15% of the initial cost of such Service during the first Extension Term, and will automatically be increased by 30% of the initial cost of such Service for any additional Extension Terms (and Exhibit A will be deemed to be amended to reflect such increases, as applicable). If the Parties extend the End Date of any Service that has been identified on Exhibit A as being intertwined with one or more other Services, then the End Date of such other Services must also be extended (without any increase to the corresponding Service Fees).

(b) Except as may specifically be set forth in Exhibit A, the Recipients may terminate this Agreement at any time with respect to any Service upon giving Provider no less than thirty (30) days’ prior written notice, which notice shall include the effective date of such termination (which may not be fewer than thirty (30) days following Provider’s receipt of such notice, in which event the Recipients shall not be relieved from any obligations arising under this Agreement prior to such termination of any or all of the Services or such obligations respecting those Services it continues to receive and shall be responsible to pay for such terminated Service through the date of its termination. For the avoidance of doubt, the Recipients will not be refunded a pro-rata amount upon termination of any Service with a One Time Fee (as specified in Exhibit A). It is agreed that the Recipients shall pay to Provider the actual, out-of-pocket, third-party costs incurred by Provider directly resulting from such early termination of any Service, which such costs shall be set forth in a written statement, together with reasonable supporting detail for the determination thereof, provided by Provider to the Recipients. Subject to this Article 4, this Agreement shall terminate with respect to a particular Service on the applicable End Date for such Service. This Agreement shall terminate in its entirety upon the termination of the last Service being provided pursuant to this Agreement, unless otherwise mutually agreed in writing by the Parties.

(c) Upon termination of this Agreement, the Recipients shall coordinate and cooperate with Provider regarding the return of certain assets set forth on Exhibit D.

(d) Sections 4(c) (Post-Termination Obligations), 6 (Fees for the Services), 9 (Warranties; Limitations of Liability), 11 (Confidentiality) and 12 (Miscellaneous) shall survive the expiration or termination of this Agreement in whole or with respect to one or more Services.

5. Service Quality; Level of Services; Use of Services.

(a) Provider shall perform the Services for the Recipients in a manner and quality that are substantially consistent with Provider’s provision of Services for the Business during the six (6)- month period immediately prior to the execution of this Agreement (“Baseline Period”) and in compliance with Applicable Law. For any Services for internalization support not provided to the Recipients by Provider prior to the closing of the Internalization Agreement, Provider shall perform such Services for the

Recipients in a manner no less favorable than the manner in which Provider provides such Services internally to its own business. Provider shall not be responsible for any inability to provide a Service or any delay in doing so to the extent that such inability or delay is the result of the failure of the Recipients to timely provide the information, access, or other cooperation reasonably necessary for Provider to provide such Service.

(b) The Recipients agree that their use of any and all Services hereunder shall not be substantially greater than or different from, taking into account that the Recipients are now unaffiliated third parties of Provider, their receipt of said services in connection with the Business during the Baseline Period.

(c) The Recipients shall not, and shall cause their Affiliates not to, permit the use of the Services by any Person other than by the Recipients in connection with the conduct of the operations of the Business as conducted during the Baseline Period and consistent with Section 5(b).

(d) In the event that the Recipients hire any personnel of Provider after the date of this Agreement, the Recipients acknowledge and agree that after the date thereof, Provider shall have no further obligation to provide Services that were provided by such personnel.

6. Fees for the Services.

(a) In consideration for any Services provided under this Agreement, the Recipients shall pay the fees applicable to such Services as set forth in Exhibit A (“Service Fees”) and any additional out-of-pocket costs incurred by Provider in the use of Third-Party Providers to provide the Services; provided, that Provider must obtain the Recipients’ prior written consent for any costs in the aggregate in excess of $100,000. For the avoidance of doubt, such Services Fees represent the total amount due from the Recipients as a whole and not on an individual basis. Subject to Section 4(b), the Recipients shall not be obligated to pay the Service Fees for Services that they do not receive; provided that a failure to meet the service standards set forth in Section 5(a) shall not alone relieve the Recipients of their obligations under this Section 6.

(b) If as the result of any change in the type, configuration and/or level of Services requested by the Recipients, in each case as agreed to by the Parties in writing, Provider expects to incur any additional expenses not reflected in the amounts set forth in Exhibit A, Provider shall notify the Recipients of the expected additional expenses (and obtain the Recipients’ prior written consent if such expenses are expected to exceed $100,000 in the aggregate), and the Recipients shall reimburse Provider for such additional expenses; provided, that if the Recipients do not consent, Provider is not obligated to provide such Services. Provider will submit to the Recipients for payment monthly invoices of amounts due in arrears under this Agreement. Any Services that are monthly fees, expenses or charges will apply to each full month and, on a pro rata basis, to each partial month in which the applicable Service is provided.

(c) For the period commencing on the Effective Date and terminating upon the transfer of the Lease to a Recipient, the Recipients shall reimburse Provider for any scheduled lease payments made by Provider or its Affiliates during such period under that certain lease agreement dated February 25, 2019 (the “Lease”) for the office premises located at 750 Park of Commerce Boulevard in Boca Raton, Florida.

(d) Except as may otherwise be specifically provided in Exhibit A, the Recipients shall pay to Provider the undisputed amounts and expense reimbursements set forth in this Section 6 on a monthly basis within thirty (30) days of receipt of invoice (the “Initial Payment Date”). Each invoice shall itemize each Service provided to the Recipients and its corresponding Service Fee, and for any Service identified in Exhibit A as having variable costs, Provider shall also provide to the Recipients reasonable supporting detail for the determination of such variable costs. The Recipients may in good faith object to any amounts and expense reimbursements owed by the Recipients to Provider pursuant to Provider’s invoice; provided, that (A) the Recipients shall pay any undisputed amounts and undisputed expense reimbursements and (B) such objection is made in writing to Provider no later than thirty (30) days after receipt of the applicable invoice. The Parties shall meet as expeditiously as possible to resolve such dispute. If such dispute is not resolved between the Parties within thirty (30) days after delivery of any such written objection, the Parties agree to submit the dispute to arbitration, subject to Section 12(e).

(e) If the Recipients fail to make payment for any Services in accordance with this Section, they shall be required to pay, in addition to such unpaid amount, interest on such amount at the rate of interest per annum publicly announced by JP Morgan Chase Bank from time to time as its prime rate in effect at its office located at 270 Park Avenue, New York, New York.

7. Network Access and Security.

(a) All interconnectivity by Provider to the computing systems and/or networks of the Recipients and all attempts at such interconnectivity shall be only through the security gateways/firewalls of the Parties or through such other security means as used by Provider (or otherwise in accordance with Provider’s then-current security policies) to provide Services to the Business immediately prior to the Closing.

(b) No Party shall access, and the Parties will take reasonable actions designed to prevent unauthorized Persons from accessing, the computing systems and/or networks of any other Party without such other Party’s express written authorization or except as otherwise authorized or reasonably required by such other Party pursuant to this Agreement, and any such actual or attempted access shall be consistent with any such authorization or this Agreement.

(c) The Recipients shall comply with any and all rules, policies and procedures of Provider related to the access and use of the information systems, software and data of Provider (as provided to the Recipients in writing and as may be updated from time to time in the ordinary course of business provided, that Provider shall provide the Recipients and its personnel advanced written notice of any modified rules, policies and procedures), including, without limitation, execution of applicable on-boarding documentation, and rules, policies and procedures applicable to non-employees, visitors, and guests of Provider. If Provider determines, in its reasonable discretion, that further screening of the Recipients’ personnel is required because of the access to systems, premises or information contemplated by the Services, then Provider may also conduct background, reference, educational, criminal record, credit and other checks, as well as finger printing and drug screens (where such testing is permissible by Applicable Law), and require additional agreements on confidentiality and security with such personnel in its reasonable discretion.

(d) The Parties shall use commercially reasonable efforts to maintain, and update pursuant to a commercially reasonable schedule, and more frequently in response to specific threats that become known from time to time, a virus detection/scanning program in connection with the connectivity by the Recipients to Provider computing systems and/or networks, which shall be consistent in all material respects with that used by such Parties immediately prior to the Closing.

8. Indemnification.

(a) The Recipients agree to indemnify Provider and its Affiliates and Subsidiaries and their respective managers, officers, directors, employees, representatives, successors and permitted assigns (collectively, the “Provider Indemnified Parties”) and hold them harmless from and against any and all third-party claims, actions, damages, liabilities, taxes and expenses (“Damages”) incurred by the Provider

Indemnified Parties, to the extent caused by, resulting from or arising out of the provision of Services under this Agreement, except, with respect to any Provider Indemnified Party, to the extent that such Damages result from the gross negligence, willful misfeasance or bad faith of such Provider Indemnified Party; provided, however, that in no event shall any Recipient be responsible for any income tax liabilities of the Provider Indemnified Parties or any of their direct or indirect owners.

9. Warranties; Limitations of Liability.

(a) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5, PROVIDER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OR ALL OF THE SERVICES PROVIDED HEREUNDER. In no event shall Provider or any of its Affiliates have any liability to the Recipients for any claims, losses, damages, judgments, costs or expenses which the Recipients may suffer or incur solely as a result of injuries to personnel of the Recipients.

(b) In no event shall Provider or its Affiliates or the Recipients or their Affiliates have any liability, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental, treble, multiple-based or consequential damages whatsoever (except, in each case, to the extent any such amount is awarded to a third party by a court of competent jurisdiction) which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.

(c) In the event of any breach of this Agreement by Provider with respect to any error, defect or breach in the manner of provision of any Service, Provider shall notify the Recipients in writing and use commercially reasonable efforts to correct in all material respects such error, defect or breach or re-perform in all material respects such Service at the request of the Recipients.

(d) The liability of Provider and its Affiliates or the Recipients and its Affiliates with respect to or arising out of this Agreement or any act or failure to act in connection herewith (including, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall be limited to the aggregate fees payable under the Agreement in the last twelve (12) months.

10. Taxes.

(a) In addition to the Service Fees applicable to the Services or other amounts payable by the Recipients hereunder, the Recipients shall pay all applicable sales, use, value added, GST, consumption or other similar taxes chargeable on the Service Fees or otherwise on the provision of Services provided for herein, together with any interest, penalties or amounts imposed with respect thereto (“Service Taxes”), regardless of whether such Service Taxes are invoiced with the applicable fee payment, added retroactively or subsequently imposed in connection with any tax audit, claim, assessment or other tax proceeding. Any such Service Taxes shall be paid directly to the relevant taxing authority by the Party primarily or customarily responsible under Applicable Law for the payment of such Service Taxes; provided, however, that if the Provider is required to pay such Service Taxes the Recipients shall reimburse Provider for such Service Taxes within thirty (30) days of receipt by the Recipients of an invoice with respect thereto and written evidence of the remittance of such Service Taxes to the relevant taxing authority. If any Recipient is exempt from any Service Taxes, such Recipient shall furnish Provider with a valid and properly completed resale or other applicable exemption certificate, as required under Applicable Law.

(b) If Applicable Law requires that an amount in respect of any taxes, levies or charges be withheld from any payment to Provider under this Agreement, the Recipients shall (i) notify Provider of such required withholding, (ii) withhold from amounts otherwise due to Provider hereunder any taxes required to be withheld, and (iii) remit such withheld taxes when due to the applicable taxing authorities, and the amount payable to Provider shall be increased as necessary so that, after such withtholding, Provider receives an amount equal to the amount it would have received had no such withholding been required (including any withholding imposed in respect of any additional amounts paid hereunder); provided, for the avoidance of doubt, that the amount payable to Provider shall not be increased with respect to any tax which is based on Provider’s net income. As soon as practicable after any remittance of withheld taxes to a taxing authority pursuant to this Section 10(b), the Recipients shall deliver to Provider written evidence in a form reasonably acceptable to Provider of the remittance to the applicable taxing authority of such withheld taxes. The Recipients shall provide Provider with reasonable cooperation or assistance as may be necessary to enable Provider to claim exemption from, or a reduction in the rate of, any withholding taxes (including, without limitation, pursuant to any applicable double taxation or similar treaty), to receive a refund of such withholding taxes or to claim a tax credit therefor.

11. Confidentiality.

(a) The non-public, confidential and/or proprietary materials and/or information that may be provided by one Party to any other Party in connection with this Agreement are referred to herein as “Confidential Information.” Each Party (a “Disclosing Party”) agrees not to (i) disclose the Confidential Information of any other Party (a “Non-Disclosing Party”) to any third party or (ii) use the Confidential Information except as necessary to perform its obligations under this Agreement or implement the Services, in either case without the express written consent of the Non-Disclosing Party. Further, each Party shall be responsible for any breaches of this Section 11 by its and its Affiliates’ employees and agents. At the expiration of termination of this Agreement, all documents and other materials constituting Confidential Information of a Party shall be returned and/or destroyed by the other Parties and the Recipients shall terminate and shall cause their employees, agents and representatives to terminate all access to any and all Provider computer systems; provided, however, the Recipients shall be entitled to retain and utilize those documents and materials that constitute or reflect Confidential Information and that were received by them as a result of Provider’s performance of the Services, provided, further, that (A) such information is necessary to operate the Business, (B) the Recipients agree to maintain confidentiality of such information, and (C) the Recipients only use such information for internal purposes. These confidentiality provisions shall survive the expiration or earlier termination of this Agreement for a period of three (3) years after the Closing Date.

(b) Confidential Information shall not be deemed to include, and no Party shall have any confidentiality obligations with respect to, any information which (i) was generally known by the public at the time disclosed by a Disclosing Party (other than as a result of a disclosure by such Disclosing Party or its representatives in violation hereof), (ii) is or was disclosed lawfully to a Disclosing Party by another person other than the Non-Disclosing Party that, to the receiving party’s knowledge, is not subject to a confidentiality obligation with respect thereto, (iii) is developed independently by the relevant Disclosing Party without the use of, or reference to, the other Party’s Confidential Information, or (iv) is shared with a taxing authority or other governmental agency.

(c) In the event that a Non-Disclosing Party receives a request, or is required, to disclose any Confidential Information under a subpoena, court order, statute, law, rule, regulation or inquiry issued by a court of competent jurisdiction or by a judicial or administrative agency, legislative body or committee, or self-regulatory organization (each a “Legal Request”), such Non-Disclosing Party shall, as permitted by Applicable Law, promptly notify the Disclosing Party in writing of such demand for disclosure so that the Disclosing Party may seek to avoid or minimize the Legal Request or obtain an appropriate protective order or other relief, or in the discretion of the Disclosing Party, waive compliance with the provisions of this Agreement. If so requested, the Non-Disclosing Party shall reasonably cooperate in the defense against any Legal Request. If the Disclosing Party is unable to obtain or does not seek a protective order and the Non-Disclosing Party is legally required to disclose such Confidential Information, the Non-Disclosing Party will disclose only that portion of the requested Confidential Information that it is required to disclose. The Disclosing Party agrees to reimburse the Non-Disclosing Party for its reasonable expenses, including the reasonable fees and expenses of its counsel, in connection with action taken pursuant to this paragraph. Notwithstanding the foregoing, notice to the Disclosing Party shall not be required where disclosure is made in response to an inquiry or examination by a regulatory or self-regulatory authority or bank examiner.

(d) During the term of this Agreement, to the extent the Recipients come across any of (i) Provider’s private credit group information or (ii) Provider’s information that is not related to the Business, either intentionally or through no fault of its own, the Recipients agree to immediately destroy such information and notify the Provider of the same.

12. Miscellaneous.

(a) Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be delivered by hand or sent by facsimile (with confirmation of receipt) or sent by email (with confirmation of receipt) or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service (provided that notices of breach or termination shall only be delivered by registered, certified or express mail or reputable overnight courier service) and shall be given,

(i)	if to the Recipients, to:

[Goldman Sachs Renewable Power LLC]

[•]

[•]

Attention: [•]

E-mail: [•]

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

845 Texas Avenue

Houston, Texas 77002

Attention: Douglas E. McWilliams, Crosby W. Scofield

E-mail: dmcwilliams@velaw.com; cscofield@velaw.com

(ii)	if to Provider, to:

[•]

[•]

[•]

Attention: [•]

E-mail: [•]

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: [•]

E-mail: [•]

or such other address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(b) Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any Party to this Agreement by operation of law or otherwise without the prior written consent of the other Parties to this Agreement and any attempt to do so will be void; provided, that any Party may assign this Agreement without the prior consent of any other Party to (a) any Affiliate (provided that no such assignment shall relieve the assigning Party of its obligations hereunder) or (b) a Person that directly or indirectly acquires all of the equity interests, substantially all of the assets, or all or part of such Party, so long as such Person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

(d) Jurisdiction. The Parties hereto agree that any suit, action or proceeding (whether at law, in equity, in contract, in tort or otherwise) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably and unconditionally consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12(a) shall be deemed effective service of process on such Party.

(e) Arbitraton; Waiver of Jury Trial.

(i) Except as otherwise explicitly set forth herein, all disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise), including the arbitrability of any dispute or controversy that cannot be settled by mutual agreement will be finally settled by binding arbitration appointed in accordance with the JAMS Comprehensive Arbitration Rules & Procedures (“JAMS”) and this Section 12(e). Any Party aggrieved will deliver a notice to the other Party(ies) setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice may, upon ten days’ notice to the other Party(ies), be submitted to JAMS arbitration conducted before a panel of three arbitrators in New York, New York (provided, that if the arbitrators determine in their reasonable discretion that an arbitration cannot be conducted in-person in such location due to COVID-19 Measures or otherwise without jeopardizing the health and safety of the Parties or the arbitrators, then the arbitration may be conducted either in an alternative location or via telephonic or video conference, as determined by the arbitrators in their reasonable discretion). The Provider and the Recipients will each appoint one arbitrator (the “Party-Appointed Arbitrators”) and the Party-Appointed Arbitrators will appoint the third and presiding arbitrator within 14 days of the appointment of the second arbitrator; provided, that, any arbitrator not timely appointed herein will be appointed in accordance with the JAMS upon the written demand of any party to the dispute. The arbitrators may enter a default decision against any Party that fails to participate in the arbitration proceedings.

(ii) The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrators will only be authorized to interpret the provisions of this Agreement, and will not amend, change or add to any such provisions. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any party with respect to this Agreement. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the Parties hereby waive any and all right to a trial by jury in or with respect to such litigation.

(iii) The Parties and the arbitrators will keep confidential, and will not disclose to any person, except the Parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 12(e), the referral of any such controversy to arbitration or the status or resolution thereof.

(iv) The Parties may seek any interim or conservatory relief, including an injunction or injunctions to prevent breaches of this Agreement in the United States District Court for the Southern District of New York; provided, however, that if such court does not have jurisdiction over any such action or Proceeding, such action or Proceeding will be heard and determined exclusively in any New York state or federal court sitting in New York City, this being in addition to any other remedy to which such Party is entitled at law or in equity. The application of a Party to an above-mentioned judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal will not be deemed to be an infringement or a waiver of this Section 12(e) and will not affect the relevant powers reserved to the arbitral tribunal.

(v) Each Party hereby irrevocably consents to the service of process by registered mail or personal service.

(vi) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).

(f) Force Majeure. No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, unless otherwise expressly provided therein, so long as and to the extent to which the fulfillment of such obligation is prevented or delayed as a consequence of any cause beyond its reasonable control, including riots, pandemics (including COVID-19), epidemics, severe weather, fire, flood, war, acts of the public enemy, acts of terrorism, acts of God, embargoes, boycotts, shortages or unavailability of supplies, riots or Applicable Law (each, a “Force Majeure Event”). The Recipients shall not be obligated to pay any amount for the Services that are not performed as a result of a Force Majeure Event (and the Parties shall negotiate reasonably to determine the amount applicable to such Services not performed); provided, however that no Force Majeure Event shall relieve a Recipient from its payment obligations under this Agreement with respect to the Services actually performed hereunder. The Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other Party of the nature and extent of any such Force Majeure Event and (ii) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.

(g) Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns.

(h) Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, (i) in the case of an amendment, by the Parties, or (ii) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(i) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(j) No Right of Setoff. No Party shall have any right to set-off or off-set any obligation or payment due to the other Party pursuant to the terms of this Agreement against any obligation or payment due or owing to such Party pursuant to the terms of this Agreement or the Internalization Agreement.

(k) Entire Agreement. This Agreement, and the exhibits and schedules hereto, along with the Internalization Agreement, constitutes the entire agreement among the Parties and their respective permitted successors and assigns with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties and their respective permitted successors and assigns with respect to the subject matter hereof.

(l) Independent Contractor. At all times during the term hereof, Provider shall be an independent contractor in providing Services hereunder with the sole right to supervise, manage, operate, control, and direct the performance of such Services and the sole obligation to employ, compensate, and manage its employees and business affairs. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of any Party with respect to the indebtedness, liabilities, obligations or actions of any other Party or any of the other Parties’ employees, or agents, or any other Person.

(m) Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

(n) Internalization Agreement. Nothing contained in this Agreement is intended to or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights or obligations of the Parties under the Internalization Agreement. The rights and obligations of the Parties under this Agreement shall be cumulative and not exclusive to the rights and obligations of the Parties contained in the Internalization Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Provider and the Recipients have caused this Agreement to be executed as of the date written above by their respective officers thereunto duly authorized.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:

Name:

Title:

GOLDMAN SACHS RENEWABLE POWER LLC

By:

Name:

Title:

GOLDMAN SACHS RENEWABLE POWER OPERATING COMPANY LLC

By:

Name:

Title:

MN8 ENERGY, INC.

By:

Name:

Title:

[Transition Services Agreement Signature Page]